EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm
The Manager and Members
CarMax Business Services, LLC:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, that CarMax Business Services, LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for all asset-backed securities transactions sponsored by CarMax Business Services, LLC involving motor vehicle retail installment sale contracts that were commenced with an initial bona fide offer after December 31, 2005 (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the fiscal year ended February 29, 2024. With respect to applicable servicing criteria 1122(d)(2)(iii), the Company has determined that there were no activities performed during the fiscal year ended February 29, 2024 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix B to the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

As described in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(ii), and 1122(d)(4)(vii), the Company has engaged various vendors to perform certain activities required by these servicing criteria. The Company has determined that none of these vendors is considered a servicer as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC's Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related servicing criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(4)(ii), and 1122(d)(4)(vii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the fiscal year ended February 29, 2024 is fairly stated, in all material respects.

/s/ KPMG LLP
Richmond, Virginia
May 21, 2024